                                                                  EXHIBIT 10(xi)

                                 TEKTRONIX, INC.

                               STOCK DEFERRAL PLAN

                                2005 RESTATEMENT

                                 JANUARY 1, 2005

TEKTRONIX, INC.
14200 SW KARL BRAUN DRIVE
BEAVERTON, OREGON 97077                                                  COMPANY

                             (STOEL RIVES LLP LOGO)

                                ATTORNEYS AT LAW

                            STANDARD INSURANCE CENTER
                         900 SW FIFTH AVENUE, SUITE 2600
                           PORTLAND, OREGON 97204-1268
                     Phone (503) 224-3380 Fax (503) 220-2480
                               TDD (503) 221-1045
                             Internet: www.stoel.com

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  Effective Dates and Transition Provisions............................     1

2.  Purposes; Administration; Affiliates; Plan Year......................     2

3.  Eligibility..........................................................     2

4.  Compensation Deferral................................................     3

5.  Deferred Compensation Accounts; Vesting..............................     5

6.  Irrevocable Trust....................................................     7

7.  Time and Manner of Payment...........................................     7

8.  Withdrawal Payments..................................................    10

9.  Death................................................................    12

10. Termination; Amendment...............................................    13

11. Claims Procedures....................................................    15

12. General Provisions...................................................    18

13. Effective Date.......................................................    19

                                 INDEX OF TERMS

TERM                   SECTION                                              PAGE
----                   -------                                              ----
Account               5.1                                                      5
Affiliate             2.3                                                      2

Board Members         Preamble                                                 2
Bonus                 4.1.4                                                    4

Change in Control     10.3                                                    14
Committee             2.2                                                      2
Commission            4.1.4                                                    4
Company               Preamble                                                 1

Director Fees         4.1.4                                                    4

Employer              2.3                                                      2

FICA                  5.5                                                      6

Participant           3.5                                                      3
Plan Year             2                                                        2

Salary                4.1.4                                                    4
SERP                  Preamble                                              1, 2
Stock                 2.1                                                      3
Stock Deferral Plan   Preamble                                                 1

Trust                 6.3                                                      7

Vesting               5.4                                                      6

                                 TEKTRONIX, INC.

                               STOCK DEFERRAL PLAN

                                2005 RESTATEMENT

                                 JANUARY 1, 2005

TEKTRONIX, INC.
14200 SW KARL BRAUN DRIVE
BEAVERTON, OREGON 97077                                                  COMPANY

          The Company maintains this Plan for Members of the Board of Directors of the Company ("Board Members") and a select group of management or highly compensated employees.

          The company also maintains under a separate document the Tektronix, Inc. Deferred Compensation Plan, ("Deferred Compensation Plan") relating to deferral of compensation generally and covering both Board Members and a select group of management or highly compensated employees.

          In 2005, the Company adopted an interim 2005 Restatement to restate the Plan, as last amended on September 8, 2003, primarily to change the Deferral Period for Board Members from a fiscal year to a calendar year. This Restatement includes and supersedes the provisions of the interim 2005 Restatement. The provisions of the interim 2005 Restatement shall have no separate effect on operation.

          The Company desires to amend the Plan to comply with section 409A of the Internal Revenue Code ("Code") and to make other changes as provided below. Amounts that are deferred or that become vested under the Plan after December 31, 2004 are subject to section 409A of the Code.

          The Plan is amended and restated as follows:

1.   EFFECTIVE DATES AND TRANSITION PROVISIONS

     1.1 This 2005 Restatement amends the Plan as most recently amended on September 8, 2003 and amends and supersedes an earlier 2005 Restatement and is generally effective January 1, 2005 except as provided below.

     1.2 The Deferral Period (as defined in the Plan as in effect before January 1, 2005) is changed as follows:

          1.2.1 The Deferral Period for Board Members that ends August 31, 2005 shall remain effective and shall apply to Director Fees (as defined in the Plan as in effect before January 1, 2005) for services through September 22, 2005. No deferral of director fees will be allowed for services performed from September 23, 2005 to December 31, 2005.

          1.2.2 Effective January 1, 2006, the applicable period for deferrals by Board Members under 4.1 shall be the calendar year. Deferral elections of Board Members for director fees for services in 2006 must be submitted to the Committee in accordance with Committee procedures by December 31, 2005.

2.   PURPOSES; ADMINISTRATION; AFFILIATES; PLAN YEAR

     2.1 The Plan is designed to provide unfunded deferred compensation for Board Members and a select group of highly compensated or management employees and to qualify as such a plan under section 2520.104-23 and related provisions of Department of Labor regulations under the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to operate in conjunction with the Deferred Compensation Plan to allow participants to elect to use common stock of the Company ("Stock") as a measure for benefits and to receive payment in Stock.

     2.2 The Plan shall be administered by an Administrative Committee ("Committee") appointed by the chief executive officer of the Company, or the officer's delegate. The Committee shall interpret the Plan and make determinations about participation and benefits. Any decision by the Committee within its authority shall be final and binding on all parties. The Committee shall have absolute discretion in carrying out its responsibilities in accordance with the provisions of this Plan and applicable law. The Committee may delegate all or part of its authority.

     2.3 The Plan shall apply to the Company and its Affiliates. An Affiliate is a corporation or other entity that has been designated an Affiliate for this purpose by the Committee. The designation of an Affiliate may include special provisions that apply only to the Affiliate, its employees and members of its board of directors. The term "Employer" refers to the Company and all designated Affiliates.

     2.4 The "Plan Year" shall be the calendar year.

3.   ELIGIBILITY

     3.1 Board Members, the Chief Executive Officer of the Company and Vice Presidents are eligible for deferral of compensation as provided in 4.1.

     3.2 The Committee may determine before a Plan Year or before employment starts that an employee who otherwise holds an eligible position is not eligible for the year. If an employee holds an eligible position but changes employment status or is no longer approved by the Committee for participation during a year, participation in compensation deferrals under 4.1 below shall continue for the remainder of the Plan Year. Discontinuation of eligibility and credits shall not constitute a termination of employment and shall not trigger a payment of benefits. Service credit for vesting of any pre-2005 amounts shall continue unless the participant terminates.

     3.3 An eligible Board Member or employee must enroll to begin or continue participation in this Plan. Such enrollment shall constitute acceptance of any changes under this Restatement. An election described in 3.6 may serve as enrollment.

     3.4 An eligible Board Member or employee may participate in elective deferrals and an eligible employee may participate in related 401(k) make-up credits and pension make-up credits by filing a deferral election as provided in 4.1.

     3.5 A person eligible to elect deferral or who has an Account under the Plan shall be known as a participant.

4.   COMPENSATION DEFERRAL

     4.1 Eligible Board Members and eligible employees may elect for each Plan Year (or part Plan Year under 4.2.3) to defer director fees, salary, or commissions otherwise payable for the year or part year, and eligible employees may elect to defer bonuses payable under the Tektronix Annual Performance Incentive Plan, as follows:

          4.1.1 The amount of director fees payable in cash, salary, bonus or commissions deferred may be expressed as a whole percentage of such director fees, salary, bonus or commissions for the year or as a specified dollar amount. Deferral of director fees payable in Stock shall be expressed as a whole percentage of such director fees or as a specified number of shares of Stock. The percentage designated shall apply automatically to any director fee or pay changes in the year. The maximum deferral shall be 100 percent of director fees, 100 percent of commissions, and 90 percent of salary, subject to automatic reduction to accommodate withholding of amounts required by law and amounts elected before the beginning of the year to provide benefits under any benefit plan of the Company or an Affiliate.

          4.1.2 A bonus deferral shall be governed by the election for the Company's fiscal year for which the bonus is payable. The amount deferred may be expressed as a whole percentage of bonus or as a specified dollar amount. An election of a specified dollar amount shall be treated as an election of the lower of 100 percent of the bonus or the specified dollar amount. The maximum deferral shall be 100 percent of the bonus, subject to automatic reduction to accommodate withholding of amounts required by law and amounts elected before the beginning of the year to provide benefits under any benefit plan of the Company or an Affiliate.

          4.1.3 The minimum deferral amount for a participant for a Plan Year shall be $5,000, taking into account all deferrals by the participant of director fees, salary, commission and bonus for the Plan Year under the Plan and the Deferred Compensation Plan. Bonus amounts are taken into account in the Plan Year in which the bonus is payable. Elections for all amounts under all Plans must be filed and irrevocable not later than as provided under 4.2 for any amount otherwise payable in the year. The Committee may determine at any time that a participant's elections will fail to provide for the minimum deferral amount and are void. The Committee shall disregard failure caused by a decline in the value of Stock during the year. If elections are void, the amounts shall not be deferred and the Committee may determine the timing of the compensation that fails to be deferred, provided that the amounts shall be paid and included in income before the end of the Plan Year. If the deferral fails to satisfy the minimum solely because of the termination of services of the Board Member or the termination of employment or change of position or compensation of the employee, the deferral elections shall not be void.

          4.1.4 The following compensation is subject to deferral:

               (a) "Bonus" means only performance based compensation under the Tektronix Annual Performance Incentive Plan.

               (b) "Director fees" means retainer, chair and director or special committee meeting fees otherwise payable in Stock unless deferred under the Plan or the Deferred Compensation Plan. Director fees do not include expenses that are paid or reimbursed.

               (c) "Salary" means base salary for the Plan Year and excludes commission, bonus, option, equity, severance, allowances, or other compensation, whether paid or reimbursed in cash or property.

               (d) "Commission" means commission compensation.

          4.1.5 The Committee may change the minimum and maximum deferrals and may decrease a participant's deferrals, but no change or decrease may be effective after an election becomes effective, except as provided in 4.1.1 and 4.1.2.

     4.2 Deferral elections under the Plan shall be made in accordance with procedures established by the Committee. The Committee will determine and notify eligible employees how deferral elections will be calculated and charged to reduce compensation. An election may not be revoked, even prospectively, with respect to a Plan Year or bonus period after the applicable effective date. Elections shall be effective as follows:

          4.2.1 An election to defer director fees, salary or commission must be filed with the Committee, and shall be effective and irrevocable, not later than the start of the Plan Year for which it applies, subject to 4.2.3.

          4.2.2 Subject to 4.2.3, an election to defer bonus must be filed with the Committee, and shall be effective and irrevocable, not later than six months before the end of the Company's fiscal year, or any earlier date that is the end of the performance period for the bonus. The election shall be ineffective if the participant fails to perform services continuously during the following period:

               (a) Starting the later of (i) the first day of the 12-month performance period for the bonus, or (ii) the date on which the performance criteria are established.

               (b) Ending on the earlier of (i) the date the deferral election is submitted and effective, or (ii) the date that is described in the first sentence of 4.2.2.

          4.2.3 The following shall apply to a Board Member or employee who first becomes eligible after the start of a Plan Year or a fiscal year:

               (a) The individual may elect to defer compensation for services performed after the election by submitting the election within 30 days after becoming eligible.

               (b) All arrangements that are required to be aggregated under applicable law shall be considered. An individual shall not be treated as first becoming eligible under the Plan if the individual is already eligible under another arrangement that is aggregated with the Plan to determine the "plan" that covers the individual.

               (c) The amount of bonus that is treated as compensation for services performed after the election and subject to the deferral election is a fraction of the bonus. The numerator of the fraction is the number of days of the fiscal year after the date the election is submitted. The denominator of the fraction is the number of days in the fiscal year.

          4.2.4 An election shall be effective only for one Plan Year, or part Plan Year under 4.2.3. A new election shall be required for each year. Separate elections shall be filed for director fees deferral, salary deferral, commission deferral and bonus deferral. Deferral elections shall be submitted in a format established by the Committee.

     4.3 The participant's compensation for the year shall be reduced by the amounts deferred, subject to 4.1.3.

5.   DEFERRED COMPENSATION ACCOUNTS; VESTING

     5.1 An Account shall be maintained for each participant on the books of the Company or other Employer, as applicable in accordance with the adoption statement of the Employer, until full payment has been made to the participant or beneficiaries under Sections 7 and 8. The following shall apply, subject to
Section 6:

          5.1.1 The Committee shall maintain such subaccounts under each Account as may be necessary to give effect to the participant's elections concerning time and form of payment, to vesting, to preservation of pre-2005 terms for pre-2005 balances and to any other terms of the Plan that may affect the balance of the Account.

          5.1.2 Employer shall not be obligated to set aside or earmark any Stock or funds for the Account, which shall be purely a bookkeeping device.

          5.1.3 All amounts of deferred compensation under this plan shall remain at all times the unrestricted assets of the Employer, and the promise to pay the deferred amounts shall at all times remain unfunded as to the participants.

     5.2 The Accounts of participants shall be adjusted by the following:

          5.2.1 For each participant, credit for deferrals under 4.1.

          5.2.2 Adjustments to reflect any reorganization, Stock split or combination, dividend or distribution on the Stock, or other event affecting the Stock, as the Committee shall determine.

          5.2.3 Amounts necessary to account for applicable withholding for Federal Insurance Contributions Act (FICA) taxes imposed on the credits under sections 3101, 3121(a) and 3121(v)(2) (as applicable) of the Code, and for tax withholding imposed by section 3401 of the Code and tax withholding imposed by state and local laws with respect to the FICA tax amount, including related pyramiding taxes, in accordance with procedures of the Committee and payroll practices and procedures of the Company.

     5.3 Deferrals described in 5.2 shall be credited to the Account as of the last day of the calendar quarter in which the deferred amount would have been paid if not deferred. Adjustments shall be credited to the Account as of the date the adjustment to Stock would have become effective for shareholders. Phantom shares for cash dividends on Stock shall be credited to the Account as of the payment date for the dividend.

          5.3.1 If the amount deferred or the adjustment or dividend would have been paid or recorded in Stock outside of the Plan, the credit to the Account shall be the same number of phantom shares as the number of shares of Stock.

          5.3.2 If the amount deferred or the adjustment or dividend would have been paid or recorded in cash outside of the Plan, the following shall apply:

               (a) For deferrals, the number of phantom shares shall have a value equal to the deferral based on the unweighted arithmetic average of the closing prices of Stock on the last trading day of each calendar month that ends in the calendar quarter for which the amounts are credited.

               (b) For adjustments and dividends, the number of phantom shares shall have a value equal to the adjustment amount or dividend based on the closing price of the Stock on the date the amount is credited to the Account.

     5.4 A participant's Account shall be 100 percent vested at all times, except pre-2005 amounts shall be vested and continue to vest in accordance with provisions of the Plan in effect as of December 31, 2004.

     5.5 Amounts, other than director fees, credited under 5.2 shall be treated as wages for purposes of FICA taxes as follows:

          5.5.1 Credits for elected deferrals shall be treated as wages when the amounts deferred would otherwise have been paid.

          5.5.2 Earnings credit shall not be treated as wages except for earnings credit on unvested amounts shall be treated as wages when they vest.

6.   IRREVOCABLE TRUST

     6.1 Employer may, but shall not be required to, establish an irrevocable trust to cover the liabilities to participants in certain circumstances, and may transfer cash or other property to such a trust. Employer may use the same trust as may be established under the Deferred Compensation Plan.

     6.2 If Employer creates a trust under 6.1 above, assets transferred to the trust shall be invested at the absolute discretion of the Committee, the trustee, or both on a shared basis, as provided in the trust. Neither the Committee nor the trustee shall be required to invest in such funds in Stock or any other security or investment vehicle. The Committee and the trustee may, however, choose, in their discretion, to invest in Stock.

     6.3 The trust under 6.1 shall be a grantor trust and all assets held in trust shall be assets of Employer subject to the trust terms. All assets of the trust shall at all times be subject to the claims of creditors of Employer in circumstances described in the trust. Participants will not receive a vested priority interest in the trust assets ahead of such creditors. Participants' interests in the trust will be governed by the trust terms at all times.

     6.4 The trust terms may provide that the assets of the trust may be used to pay amounts with respect to the Deferred Compensation Plan and with respect to certain Accounts or subaccounts under the Plan and not others, subject to claims of creditors.

7.   TIME AND MANNER OF PAYMENT

     7.1 Annual Election of Payment Date. Subject to 7.3, 7.10 and 7.11, for all deferred amounts for a year (and subsequent adjustments and credit on the deferred amounts for that year), a participant shall elect a Payment Date that is one of the following as selected under 7.6:

          7.1.1 Upon Termination. The date the participant's service as a Board Member or employment has terminated for any reason, including death and disability. Special provisions under 9 apply to termination by death. A participant is disabled if the Committee determines that any of the following apply:

               (a) The participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

               (b) The participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

               (c) The Social Security Administration has determined the participant to be totally disabled.

          7.1.2 January After Termination. The January next following the date in 7.1.1.

          7.1.3 In-Service. The January selected by the participant that is not less than two years after the year subject to the deferral election.

     7.2 Default Payment Date. The Payment Date shall be the date in 7.1.1 if either of the following apply:

          7.2.1 The participant has not properly elected a Payment Date.

          7.2.2 Payment of all amounts subject to an election under 7.1.3 has not been completed by the date in 7.1.1.

          7.2.3 The balance of the participant's Account is not more than 1000 phantom shares of Stock as of the date in 7.1.1.

     7.3 Form of Payment. Payment shall be in shares of Stock equal to or based on the number of whole phantom shares in the Participant's Account. Fractional phantom shares shall be disregarded. Subject to 7.4, 7.5 and 7.11, a participant's Account shall be paid in the following ways as selected under 7.6:

          7.3.1 In a lump sum within 30 days after the Payment Date.

          7.3.2 In not more than 15 annual installments elected by the participant, starting as soon as practicable after the Payment Date, with subsequent installments in January each year.

          7.3.3 Regardless of the form of payment selected, payment shall be in a lump sum if the balance of a participant's Account is not more than 1,000 phantom shares of Stock.

     7.4 Special In-Service Payment Form. Payment under 7.1.3 shall be paid in not more than five annual installments (including a single installment) elected by the participant, starting as soon as practicable, but not more than 90 days, after the Payment Date, subject to 7.2.2.

     7.5 Default Form of Payment. Payment shall be in a lump sum if any of the following apply:

          7.5.1 A participant has not properly selected a form of payment.

          7.5.2 Termination of a Board Member's service before age 55 and five years of service.

          7.5.3 Termination of employment before age 55 and five years of service.

          7.5.4 Payment is subject to 7.2.2 or 7.2.3.

     7.6 Elections. In the deferral election under 4.1 for the year a participant shall select a Payment Date under 7.1 and a form of payment under
7.3 or 7.4 for all deferred amounts and related earnings credits for the Plan Year. The Committee may, in its discretion, establish rules and procedures to allow a participant to elect more than one Payment Date and form of payment for amounts deferred for a year and allocate the deferred amount between or among Payment Dates. Subject to 7.10, the selection shall be irrevocable. If different selections apply to different amounts for the year or different years, the Account shall be appropriately divided to track earnings credits and payments with respect to each selection.

     7.7 Installments. If installments are selected, the payout period shall be specified in the deferral election. The installment size shall be fixed as of a valuation date determined by the Committee preceding the first Payment Date and each later December 31 as though equal installments were to be paid for the remainder of the installment period, disregarding future earnings credits.

     7.8 Termination. A participant terminates service as a Board Member or employment when no longer serving as a Board Member of, or employed by, an Employer. A transfer from one Employer to another or to an affiliate shall not constitute a termination of service as a Board Member or termination of employment.

     7.9 Withholding. The Employer may withhold from any payments any income tax or other amounts as required by law.

     7.10 Special Rules for Changing Form of Payment. Payment of amounts that were credited to a participant's Account as of December 31, 2004 (and subsequent adjustments and related earnings credits) with respect to services performed before January 1, 2005, and that were vested as of December 31, 2004, all pursuant to the terms of the Plan in effect on October 3, 2004, shall be governed by such terms and applicable elections in effect before January 1, 2005 and not by the terms of this Restatement except as provided in Section 8 below and the following restatement of pre-2005 Plan terms:

          7.10.1 A participant may change the form of a payment that is scheduled to start after termination by filing a new election with the Committee not less than 13 calendar months prior to the date of the participant's termination of services as a Board Member or employment. If termination occurs prior to the expiration of the 13-month period, the election shall not be effective.

          7.10.2 Subject to 7.10.1, the new election shall be effective with respect to all amounts described above and shall supersede all prior elections with respect to such amounts.

          7.10.3 The election may change only the form of payment. The Payment Date may not be changed.

     7.11 Delay of Payment to Key Employees. Payment on account of termination may not start or be made to a participant who is a "key employee" as defined in section 416(i) of the

Code, without regard to section 416(i)(5) of the Code, before the date which is six months after the date of termination. The Committee may determine that a participant is a key employee in the event of doubt or to avoid impractical efforts or expense to make an exact determination of key employees. A participant shall have no claim, rights or remedy if the determination is not correct. If the participant terminates service because of death or if the participant dies within the six months, benefits shall start as soon as practicable after death unless a later Payment Date applies.

          7.11.1 If installment payments are delayed because of this 7.11, the number of installments shall not change and the following shall apply:

               (a) The first installment shall be paid upon expiration of six months after termination.

               (b) The next installment shall be paid the January 1 after the first installment.

               (c) The remainder of installments shall be paid annually starting the following January 1.

          7.11.2 The delay under this 7.11 shall not apply to amounts described in 7.10 above. If the participant is entitled to payment with respect to amounts described in 7.10 above, the Committee shall apply payment provisions to the subaccount that records the amount described in 7.10 above separately from the other amounts under the Account to the extent necessary to comply with this 7.11.

          7.11.3 This 7.11 shall not apply with respect to payments that are not on account of termination. Under 7.2.2, amounts subject to an election under 7.1.3 that remain unpaid at termination ("Accelerated Amounts") become payable at termination. If the participant is a key employee, the Accelerated Amounts shall be paid as though the participant had terminated six months after actual termination. However, Accelerated Amounts payable during the six months pursuant to the election under 7.1.3 shall be paid in accordance with the election.

     7.12 Delay of Nondeductible Payments. Employer may delay any payment to the extent that employer reasonably anticipates that employer's deduction with respect to such payment would be limited or eliminated by application of section 162(m) of the Code. A delayed payment will be made at the earliest date the Employer reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of section 162(m) of the Code.

8.   WITHDRAWAL PAYMENTS

     8.1 A participant may elect to be paid amounts, and the payments shall be charged against the participant's Account (including all subaccounts under 7.6), as follows:

          8.1.1 Upon approval of the Committee, up to 100 percent of the amount reasonably necessary to meet an unforeseeable emergency under 8.2, as determined by the Committee (a "Hardship Withdrawal").

          8.1.2 At the participant's option, 100 percent of the available Account balance in a lump sum (a "Forfeiture Withdrawal"), subject to forfeiture of 10 percent of the available balance. The amount paid to the participant and the forfeiture shall be charged to the available balance. A Forfeiture Withdrawal is available only with respect to amounts that were credited to a participant's Account under the Plan as of December 31, 2004 (and subsequent related adjustments and earnings credits) with respect to services performed before January 1, 2005, and that were vested as of December 31, 2004, all pursuant to the terms of the Plan in effect on October 3, 2004.

          8.1.3 Withdrawals under 8.1.1 or 8.1.2 may be made before or after a participant's Payment Date.

     8.2 "Unforeseeable emergency" means a participant's severe financial hardship to the extent that the hardship that cannot be met from other reasonably available resources and is caused by one or more of the following:

          8.2.1 Illness or accident of the participant, the participant's spouse, or a dependent under section 152(a) of the Code.

          8.2.2 Loss of the participant's property due to casualty, including the need to rebuild a home following damage not covered by insurance.

          8.2.3 Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

     8.3 Other resources are reasonably available if assets can be liquidated without liquidation itself creating severe financial hardship, if insurance or other reimbursement or compensation is available, or if deferrals under 4.1 are stopped.

     8.4 Upon payment of a Hardship Withdrawal or Forfeiture Withdrawal, elective deferrals under 4.1 shall cease and the participant shall not be eligible under 4.1 until the year following the calendar year after the payment.

     8.5 Subject to 8.1.2, Withdrawals under this Plan shall be charged ratably to all of the participant's accounts under this Plan.

     8.6 An application for payment shall be written, shall be signed by the participant and shall include the following:

          8.6.1 For Hardship Withdrawal, a statement of the facts causing the financial hardship, any other facts as may be required by the Committee and an acknowledgement of temporary future ineligibility.

          8.6.2 For Forfeiture Withdrawal, an acknowledgment of the forfeiture and temporary future ineligibility.

     8.7 Subject to 8.5, the Committee shall establish guidelines and procedures for implementing withdrawals. The payment date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of Withdrawals.

9.   DEATH

     9.1 Subject to separate provisions under 9.5 for amounts described in 7.10, a participant's Account shall be payable under this Section on the participant's death regardless of the provisions of Section 7, except with respect to amounts described in 7.10.

     9.2 On death the balance of the Account shall be fully vested and shall be paid as follows:

          9.2.1 If the participant had selected payment by installments and had terminated services as a Board Member or employment before death, the designated beneficiary shall receive payment in installments in accordance with the selection.

          9.2.2 By a lump sum as soon as practicable if 9.2.1 does not apply or if either of the following apply:

               (a) The recipient is not a designated beneficiary.

               (b) The selection was under 7.4.

     9.3 An amount payable on death of a participant shall be paid to the surviving beneficiaries most recently designated by the participant in writing to the Committee in accordance with Committee procedures.

          9.3.1 The participant may designate beneficiaries or change designated beneficiaries without consent of any person.

          9.3.2 If the participant has no valid beneficiary designation in effect at death, or all beneficiaries predecease the participant, the amount payable shall be paid in the following order of priority:

               (a) To the participant's surviving spouse.

               (b) To the participant's surviving children in equal shares.

               (c) To the participant's estate.

     9.4 If a beneficiary is receiving installments and dies when a balance remains, the balance shall be paid in a lump sum to the beneficiary's estate.


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

     9.5 Amounts described in 7.10 shall be payable after a participant's death in accordance with provisions applicable to such amounts prior to January 1, 2005 as follows:

          9.5.1 If a participant terminates Board Member service or employment before age 55 and five years of service because of death, benefits shall be paid in a lump sum as soon as practicable.

          9.5.2 If termination because of death occurs after age 55 and five years of service, benefits shall be paid in accordance with the time and form of benefits elected by the participant.

          9.5.3 Amounts payable because of death shall be paid to the surviving beneficiaries most recently designated by the participant in writing to the Committee in accordance with Committee procedures. The participant may designate beneficiaries or change designated beneficiaries without consent of any person. If the participant has no valid beneficiary designation in effect at death, or all beneficiaries predecease the participant, the amount payable shall be paid to the participant's estate.

          9.5.4 If a beneficiary is receiving installments and dies when a balance remains, the balance shall be paid in a lump sum to the beneficiary's estate.

10.  TERMINATION; AMENDMENT

     10.1 The Board of Directors of the Company may terminate this Plan and provide for payment of amounts under all Accounts as follows:

          10.1.1 No payments other than payments that would be payable if the termination had not occurred will be made within twelve months of the termination of the Plan.

          10.1.2 All payments shall be made within twenty-four months of the termination of the Plan.

          10.1.3 Any amendments to the Plan in connection with termination shall not reduce amounts credited to Accounts and earnings credits shall continue pending full payment.

     10.2 The Board of Directors may amend the Plan at any time and from time to time, subject to the following:

          10.2.1 If the amendment ceases deferred compensation credits, deferrals under 4.1 shall continue until the end of the Plan Year unless the Company terminates the Plan.

               (a) Earnings credits shall continue until the final payment.

          10.2.2 No amendment may reduce the amount credited to any Account as of the date the notice of amendment is issued to participants, except as provided in 10.2.7 below.

          10.2.3 After a Change in Control, the following shall apply:

               (a) No amendment may change the methodology used to calculate adjustments or earnings credit in any way that would reduce the balance or rate of earnings credit on amounts to be credited to a participant's Account for a period prior to the Change in Control or pursuant to an election that is effective prior to the Change in Control.

               (b) No amendment may change the time or form of payment of amounts credited to Accounts prior to the Change in Control or amounts credited to Accounts for a year pursuant to elections effective prior to the Change in Control.

          10.2.4 No amendment may change the Plan in a way that would cause the terms or operation of the Plan to fail to comply with the requirements of section 409A, but the Company shall have no liability if the Plan fails to comply with section 409A unless the violation is deliberate and with knowledge of the violation.

          10.2.5 Reserved.

          10.2.6 Unless otherwise restricted by express terms of the Plan, amendments may be effective as of any date provided in the amendment document, including a retroactive effective date.

          10.2.7 Notwithstanding any restriction in the Plan, the Company may amend the Plan from time to time to comply with section 409A of the Code or other legal requirements that would cause material adverse consequences to participants if violated. If an amendment reduces amounts that have been deferred, Employer shall increase the compensation of the participant to restore the participant, as nearly as practicable, to the position as if the reduced amount had not been deferred, without adjustment for earnings or other time value of money, provided that the restoration would not cause penalties under section 409A of the Code or other material penalties to apply.

          10.2.8 The Committee may amend the Plan to make technical, administrative, or editorial changes to comply with applicable law or to clarify the Plan provided that the amendment does not materially increase the cost to Employer.

     10.3 A "Change in Control" occurs when any of the following occur (terms below that are not defined elsewhere in the Plan shall have the same meanings as the terms have under the Securities Exchange Act of 1934, as amended and the rules and regulations adopted thereunder):

          10.3.1 The shareholders of the Company approve any of the following transactions and either the transaction is consummated or the Board of Directors of the Company determines that consummation is likely:

               (a) Any consolidation, merger or plan of exchange involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Stock immediately prior to the merger had the same proportionate ownership of Stock of the surviving corporation after the Merger.

               (b) Any sale, lease or exchange, or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

          10.3.2 A tender or exchange offer, other than one made by the Company, is made for Stock (or securities convertible into Stock) and such offer results in a proportion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of at least 20 percent of the outstanding stock.

          10.3.3 During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors of the Company ceases for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of the period.

11.  CLAIMS PROCEDURES

     11.1 Claims shall be submitted in writing to the Committee. The Chair of the Committee shall respond as soon as practicable but not later than 90 days after receipt of the claim unless the Chair gives written notice to the claimant before the end of the 90-day period that additional time is required. The notice shall explain the special circumstances that require additional time and the expected date of the response. The extension shall not be more than an additional 90 days.

     11.2 If the claim involves benefits on disability, the time for response will be not later than 45 days after receipt of the claim, subject to extension by as many as two additional 30-day periods if necessary due to matters beyond the control of the Chair. If an extension is necessary, the Chair shall notify the claimant in writing before each extension of the circumstances requiring extension and the date by which the Chair expects to render a decision. The notice of extension shall explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve the issues. If the claimant needs to provide additional information, the claimant shall be given 45 days. If an extension is necessary to obtain information from the claimant, the extension period may be further extended by the amount of time taken to provide the specified information.

     11.3 The claimant may have a representative to assist the claimant or to conduct the claim and review any denial. The Chair may require that the claimant notify the Chair in writing about authorization of a representative.

     11.4 Determinations about claims shall be based on and in accordance with Plan documents and shall be applied consistently with respect to similarly situated participants and beneficiaries.

     11.5 The following shall apply to review of denied claims:

               (a) If a claim is denied, the Chair shall notify the claimant in writing. The notice shall state the following:

                    (1) The specific reasons for the denial.

                    (2) Reference to the relevant Plan provisions.

                    (3) A description of additional material or information that is needed and an explanation of why the material or information is needed.

                    (4) A description of the Plan's review procedures and the
               claimant's right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974 (ERISA) if the claim is also denied after review.

               (b) If a claim involves benefits upon disability, the claimant shall be notified if any internal rule, guideline, protocol or other similar criterion was relied upon in the decision to deny the claim and that the claimant may have a copy of any such rule, guideline, protocol or other criterion free of charge upon request.

     11.6 A claimant may request review of a denied claim by written notice to the Committee. The written request for review must be delivered within 60 days after the notice of denial. If the claim involves benefits upon disability, the request must be in writing and delivered within 180 days. The Committee shall review the matter and may grant the claimant a hearing but is not required to. The following apply in connection with the review:

                    (1) The claimant may submit written comments, documents,
               records and other information.

                    (2) Upon request, the claimant shall be provided, without
               charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.

                    (3) If the claim involves a determination of disability,
               upon the claimant's request, the claimant shall be provided with the identity of medical or vocational experts who advised the President, whether or not the advice was relied upon in deciding to deny the claim.

                    (4) The review shall consider all aspects of the claim and all comments, documents, records and other information the claimant submits, whether or not the claimant raised the issues or submitted such information when the claim was originally considered.

               (b) If the claim involves benefits upon disability, the following also apply:

                    (1) The review shall not afford deference to the initial
               consideration of the claim and shall be conducted by Committee members who are neither individuals who made the initial determination nor the subordinates of any such individual.

                    (2) If the Committee members are reviewing a matter that is based on a medical judgment, the members shall consult with a health care professional who has appropriate training and experience in the field involved in the medical judgment. That health care professional will be a person who was not consulted in connection with the claim denial and is not a subordinate of the person who was consulted.

               (c) The decision on review shall be made within 60 days after receipt of the request for review in most cases. If there is a hearing or other special reason for delay, the President shall notify the claimant in writing within the initial 60-day period and the time limit shall be 120 days. If the claim involves benefits upon disability, the decision shall be made within 45 days, subject to extension of an additional 45 days pursuant to notice in writing within the initial 45-day period. The notice of any extension shall explain the special circumstances that require additional time and the expected date of the decision upon review. If an extension is necessary to obtain information from the claimant, the extension period may be further extended by the amount of time taken to provide the information.

               (d) The Committee's decision shall be provided in writing and will be final and bind all parties. An adverse determination shall state the following:

                    (1) The specific reasons for the determination.

                    (2) Reference to relevant Plan provisions.

                    (3) A reminder that the claimant is entitled to access to
               and copies of all documents, records and information relevant to the claim upon request and without charge.

                    (4) A reminder that the claimant may bring a civil action
               under section 502(a) of ERISA.

               (e) If the claim involves benefits upon disability, the following also apply:

                    (1) If the determination is based on a medical, scientific or technical judgment, the determination will include either an explanation of the judgment that applies Plan terms to the medical circumstances, or a statement that an explanation will be provided free of charge upon request.

                    (2) Notice of an adverse determination shall include the
               following statement:

               "You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency."

12.  GENERAL PROVISIONS

     12.1 If suit or action is instituted to enforce any rights under this Plan after or in lieu of proceeding under applicable claims procedures, the prevailing party may recover from the other party reasonable attorneys' fees at trial and on any appeal.

     12.2 Any notice or directions under the Plan shall be in accordance with procedures established by the Committee.

     12.3 The rights of a participant under the Plan are personal. Except for the limited provisions of 9.3 and 12.5, no interest of a participant or any beneficiary or representative of a participant may be directly or indirectly transferred, encumbered, seized by legal process or in any other way subjected to the claims of any creditor.

     12.4 Except as otherwise provided in the terms of Employer's participation, if an Employer merges, consolidates, or otherwise reorganizes or if its assets or business are acquired by another company, the following shall apply.

          12.4.1 The Plan shall continue with respect to those eligible employees who continue in the employ of the successor company.

          12.4.2 The transition of Employers shall not be considered a termination of employment for purposes of this Plan.

          12.4.3 A successor corporation may terminate this Plan as to its employees on the effective date of the succession by notice to affected employees within 30 days after the succession, subject to 10.

     12.5 The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person's best interest to make payments to others for the benefit of the person entitled to payment. In that event the Committee may in its discretion direct that payments be made to one or more of the following:

          12.5.1 To a parent or spouse or a child of legal age.

          12.5.2 To a legal guardian.

          12.5.3 To one furnishing maintenance, support, or hospitalization.

     12.6 This Plan is not a contract of employment with any participant. Nothing in the Plan shall create any right of any participant with respect to continued employment, terms of employment or discipline, or continued ability to elect deferrals or have pension supplement credits.

13.  EFFECTIVE DATE

          This Restatement shall be generally effective January 1, 2005.

                                        TEKTRONIX, INC.


                                        By: /s/ RICHARD H. WILLS
                                            ------------------------------------
                                            Richard H. Wills
                                            Board Chairman, CEO & President

                                        Executed: 6-23, 2006


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